As filed with the Securities and Exchange Commission on December 6, 2019

Registration No. 333-227953

Registration No. 333-232679

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-1 REGISTRATION STATEMENT

NO. 333-227953

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-1 REGISTRATION STATEMENT

NO. 333-232679

UNDER THE SECURITIES ACT OF 1933

ROAN RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1311	83-1984112
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

14701 Hertz Quail Springs Pkwy

Oklahoma City, OK 73134

(Address of Principal Executive Offices)

Gregory A. Augsburger

Chief Executive Officer

320 South Boston Avenue, Suite 900

Tulsa, OK 74103

Telephone: (918) 949-4680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Ryan J. Maierson

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

(713) 546-5400

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:   ❑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ❑

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ❑

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ❑

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	❑	Accelerated filer	❑
Non-accelerated filer	☒	Smaller reporting company	❑
		Emerging growth company	❑

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments No. 1 (the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-1 (the “Registration Statements”), filed by Roan Resources, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission:

•

Registration Statement on Form S-1 (File No. 333-227953), filed on June 7, 2019, registering 117,139,511 shares of the Company’s Class A common stock, par value $0.001 per share (the “Class A Common Stock”); and

•	Registration Statement on Form S-1 (File No. 333-232679), filed on July 25, 2019, registering 1,525,395 shares of the Company’s Class A Common Stock.

On October 1, 2019, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among Citizen Energy Operating, LLC, a Delaware limited liability company (“Parent”), Citizen Energy Pressburg Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into the Company, on the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”), with the Company continuing as the surviving corporation in the Merger.

The Merger became effective on December 6, 2019, upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. As a result of the Merger, the Company has terminated all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in Part II of each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance but remain unsold at the termination of such offering, the Company hereby removes from registration any and all such securities registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned thereunto duly authorized, in Tulsa, Oklahoma on December 6, 2019.

ROAN RESOURCES, INC.

By:	/s/ Gregory A. Augsburger
Gregory A. Augsburger
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments to the Registration Statements have been signed by the following persons in the capacities indicated on December 6, 2019.

Signature	Title

/s/ Gregory A. Augsburger Gregory A. Augsburger	Chief Executive Officer and Director (Principal Executive Officer)

/s/ David M. Edwards David M. Edwards	Chief Financial Officer (Principal Financial Officer)

/s/ Amber N. Bonney Amber N. Bonney	Chief Accounting Officer (Principal Accounting Officer)

/s/ Robert J. Woodard Robert J. Woodard	Director

/s/ James R. Woods James R. Woods	Director

/s/ James Bush James Bush	Director

/s/ James Levy James Levy	Director